UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 01/25/2010

AUTHENTEC, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33552

DE	59-3521332
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

100 Rialto Place

Suite 100

Melbourne, FL 32901

(Address of principal executive offices, including zip code)

(321) 308-1300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Robert E. Grady as Chairman of AuthenTec’s Board of Directors

On January 25, 2010, AuthenTec, Inc. (“AuthenTec” or the “Company”) issued a press release announcing that Robert E. “Bob” Grady was elected as Chairman of AuthenTec’s Board of Directors. Mr. Grady has most recently served as AuthenTec’s Lead Independent Director having joined the board in July of 2004. .

Until recently, Mr. Grady was the Managing Partner and Chairman of Carlyle Venture Partners and a member of The Carlyle Group’s Management Committee. During this time, he also served as the Chairman of the National Venture Capital Association having joined its board in 2002. Since retiring from Carlyle in 2009, Mr. Grady has become a partner at Cheyenne Capital Fund, a private equity firm with $363 million in assets under management, and was also recently appointed as Chairman of New Jersey’s Council of Economic Advisors by newly elected Governor Chris Christie. He also serves on the boards of Maxim Integrated Products (NASDAQ:MXIM) a successful mixed signal semiconductor supplier, and Thomas Weisel Partners Group (NASDAQ:TWPG), a leading investment banking firm, and privately held companies E-Screen, Viator, and Symbio LLC.

Prior to joining Carlyle, Mr. Grady was a Managing Director and member of the Management Committee at Robertson Stephens. At Robertson Stephens, he served as lead investment banker on over 150 public market financings and M&A transactions, and was an active venture capital investor.

A copy of the release is attached hereto as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits

d) Exhibits:

99.1 Press Release dated January 25, 2010, regarding Election of Robert E. Grady as Chairman of AuthenTec’s Board of Directors.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTHENTEC, INC.

Date: January 25, 2010	By:	/S/ FREDERICK R. JORGENSON
Frederick R. Jorgenson
Vice President - General Counsel

Exhibit Index

Exhibit No.	Description

EX-99.1	Press Release dated January 25, 2010, regarding Election of Robert E. Grady as Chairman of AuthenTec’s Board of Directors.